Exhibit (a)(4)

RESTATED CERTIFICATE OF TRUST

OF

ALPHA ARCHITECT ETF TRUST

This Restated Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code § 3801 et seq.) in order to restate the Certificate of Trust filed on October 11, 2013, as amended on April 17, 2014 and sets forth the following:

1.	The name of the statutory Trust is:

“EA SERIES TRUST” (the “Trust”)

2.	The name under which the Trust was originally formed:

EMPOWERED FUNDS ETF TRUST

3.	The date of filing of the original Certificate of Trust: October 11, 2013.

4.	The Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process. The registered office of the Trust in the State of Delaware and the name of the registered agent for service of process on the Trust is:

Harvard Business Services, Inc.

16192 Coastal Highway

Lewes, Delaware 19958

5.	The Trust is a registered investment company under the Investment Company Act of 1940, as amended.

6.	The Trust Instrument relating to the Trust provides for the issuance of one or more series of shares of beneficial interest in the Trust which series are divisible into any number of classes representing interests in the assets belonging to that series. Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held and accounted for separately (directly or indirectly, including through a nominee or otherwise) from the assets of the Trust generally or of any other series. As provided in the Trust Instrument, (i) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series or class shall be enforceable against the assets of such series or class only, and not against the assets of the Trust generally or assets belonging to any other series or class, and (ii) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally that have not been allocated to a specified series or class shall be enforceable against the assets of any other series or class.

7.	This Restated Certificate of Trust shall be effective immediately upon filing with the Office of the Secretary of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being a Trustee of the Trust, has executed this Restated Certificate of Trust on the 21st day of April, 2022.

/s/ Wesley R. Gray
Wesley R. Gray, Trustee*

/s/ John R Vogel
* By: John R Vogel, Attorney-in-Fact
Pursuant to a power of attorney dated December 1, 2021